Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-162732, 333-165861, 333-172905, 333-180216, 333-187344, 333-194693, 333-202788, 333-210219, 333-216749, 333-218882, 333-232071 and 333-257148) pertaining to the Omeros Corporation 2008 Equity Incentive Plan, the Omeros Corporation Second Amended and Restated 1998 Stock Option Plan, the nura, Inc. 2003 Stock Option Plan, the Omeros Corporation Stock Option Grant to Gregory A. Demopulos, M.D., the Omeros Corporation Stock Option Grant to Pamela Pierce Palmer, M.D., Ph.D., and the Omeros Corporation 2017 Omnibus Incentive Compensation Plan, and the Registration Statement (Form S-3 No. 333- 268269) and related Prospectus of Omeros Corporation pertaining to the registration of common stock, preferred stock, debt securities, depositary shares, warrants, subscription rights, and units, of our reports dated March 13, 2022, with respect to the consolidated financial statements of Omeros Corporation, and the effectiveness of internal control over financial reporting of Omeros Corporation, included in this Annual Report (Form 10-K) of Omeros Corporation for the year ended December 31, 2022.

/s/ Ernst & Young LLP

Seattle, Washington

March 13, 2023